EXHIBIT 99.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PALATIN TECHNOLOGIES, INC.

Palatin Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Palatin Technologies, Inc.

SECOND: That at a meeting of the Board of Directors of Palatin Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

THIRD: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

FIFTH: That upon the effectiveness of this Certificate of Amendment, Section 1 of the Article thereof numbered "IV" of the Restated Certificate of Incorporation, as amended, is hereby amended such that, as amended, said Section 1 shall read in its entirety as follows:

Section 1.  Authorized Capital Stock. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is 50,000,000, comprised of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

On September 27, 2010, at 12:01 a.m. Eastern Time (the “Effective Date”), each ten (10) shares of Common Stock, par value $0.01 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.01 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Following the Effective Date, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation’s Board of Directors and communicated to those who are to receive new certificates.

SIXTH: This Certificate of Amendment shall become effective on September 27, 2010 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 24th day of September, 2010.

By: __________________________
Name:  Stephen T. Wills
Title:  Secretary, Executive Vice Presidentand Chief Financial Officer